Exhibit 8.2


                                  EXHIBIT 8.2

           FORM OF OPINION OF GRANT, THORNTON WITH RESPECT TO KANSAS
                INCOME TAX CONSEQUENCES OF THE MERGER CONVERSION

                         [GRANT THORNTON (Letterhead)]



Board of Directors
First Independence Corporation
P.O. Drawer 947
Independence, Kansas 67301

       Re:  Merger Conversion of The Neodesha Savings and Loan
            Association, FSA into First Federal Savings and Loan
            Association of Independence, a subsidiary of First
            Independence Corporation

Gentlemen:

It is our understanding that The Neodesha Savings and Loan Association, FSA (Neodesha) will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings institution, and simultaneously merge with First Federal Savings & Loan Association of Independence, with First Federal being the surviving company.

The Washington D.C. law firm of Silver, Freedman & Taff, LLP has issued their tax opinion that the conversion, by Neodesha, from a mutual savings and loan association to a federally chartered stock savings institution will be considered a tax free reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, (subject to the caveats and representation as indicated in their opinion letter dated ______, 1998). Further, the tax opinion provides that the merger of Neodesha into First Federal be considered tax free under section 368(a)(1)(A) of the Code, (subject to the caveats and representations as indicated in their opinion letter).

You have asked our opinion as to whether the Kansas income tax consequences would differ from the federal tax consequences, based on the federal income tax consequences as indicated in the Silver, Freedman & Taff, LLP opinion letter.

Kansas is a conformity state that derives its income tax statute from the federal statute (with certain modifications not pertinent to this issue). Accordingly, the Kansas income tax consequences of the transactions described above will coincide with the federal income tax consequences of the transactions.

Please note that our opinion relates solely to the Kansas income tax consequences of the transaction. Any parties to the transaction residing outside of the state of Kansas should consult with their own advisors regarding the state income tax consequences in their state of residency.

Our  opinion  is based  solely on the facts and  assumptions  provided  to us as
described  above.   Please  note  that  should  these  facts  differ  from  this description in any material respect, our opinion may be inapplicable.


Very truly yours,



GRANT THORNTON LLP